Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ROBLOX CORPORATION

Roblox Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Roblox Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 23, 2004.

B. This Amended and Restated Certificate of Incorporation, attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation as previously amended or supplemented, has been duly adopted by the Corporation’s Board of Directors and a majority of the Corporation’s stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the DGCL.

IN WITNESS WHEREOF, Roblox Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation, on January 6, 2021.

/s/ David Baszucki
David Baszucki
President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Roblox Corporation.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, Delaware, 19901. The name of the registered agent at such address is Incorporating Services, Ltd.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 1,090,457,312 shares, par value of $0.0001 per share. The total number of shares of Common Stock authorized to be issued is 741,000,000 par value $0.0001 per share, 676,000,000 shares of which are designated as a series of Common Stock denominated Class A Common Stock (the “Class A Common Stock”) and 65,000,000 shares of which are designated as a series of Common Stock denominated Class B Common Stock (the “Class B Common Stock”). The total number of shares of Preferred Stock authorized to be issued is 349,457,312 shares, par value $0.0001 per share.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall consist of 16,358,420 shares and shall be designated “Series A Preferred Stock.” The second series of Preferred Stock shall consist of 45,531,820 shares and shall be designated “Series B Preferred Stock.” The third series of Preferred Stock shall consist of 95,290,480 shares and shall be designated “Series C Preferred Stock.” The fourth series of Preferred Stock shall consist of 54,213,660 shares and shall be designated “Series D Preferred Stock.” The fifth series of Preferred Stock shall consist of 44,706,070 shares and shall be designated “Series D-1 Preferred Stock.” The sixth series of Preferred Stock shall consist of 24,340,380 shares and shall be designated “Series E Preferred Stock.” The seventh series of Preferred Stock shall consist of 33,149,168 shares and shall be designated “Series F Preferred Stock.” The eighth series of Preferred Stock shall consist of 23,645,092 shares and shall be designated “Series G Preferred Stock.” The ninth series of Preferred Stock shall consist of 12,222,222 shares and shall be designated “Series H Preferred Stock.” The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock are as set forth below in this Article IV.B. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article IV.B refer to Sections and Subsections of this Article IV.B.

1. Dividend Provisions.

(a) The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock (together, the “Preferred Stock”) shall be entitled to receive dividends on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (i) in the case of the Series A Preferred Stock, $0.0016 per share per annum on each outstanding share of Series A Preferred Stock; (ii) in the case of the Series B Preferred Stock, $0.00188 per share per annum on each outstanding share of Series B Preferred Stock; (iii) in the case of the Series C Preferred Stock, $0.002464 per share per annum on each outstanding share of Series C Preferred Stock; (iv) in the case of the Series D Preferred Stock, $0.003172 per share per annum on each outstanding share of Series D Preferred Stock; (v) in the case of the Series D-1 Preferred Stock, $0.007463 per share per annum on each outstanding share of Series D-1 Preferred Stock; (vi) in the case of the Series E Preferred Stock, $0.08217 per share per annum on each outstanding share of Series E Preferred Stock; (vii) in the case of the Series F Preferred Stock, $0.362 per share per annum on each outstanding share of Series F Preferred Stock; (viii) in the case of the Series G Preferred Stock, $0.50750 per share per annum on each outstanding share of Series G Preferred Stock; and (ix) in the case of the Series H Preferred Stock, $3.60 per share per annum on each outstanding share of Series H Preferred Stock, in each case, as adjusted for any stock dividend, combination, splits, recapitalizations and the like with respect to such shares after the filing date hereof and payable quarterly when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative.

(b) In the event dividends are paid on any shares of Common Stock (other than dividends paid solely in Common Stock), the Corporation shall not be required to pay an additional dividend on any outstanding shares of Preferred Stock beyond the amount specified above. No dividends shall be paid to the Common Stock in excess of the dividends paid to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock.

2. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or a Deemed Liquidation Event (as defined below) (collectively, a “Liquidation Event”), the assets of the Corporation shall be distributed as follows:

(a) The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (x) the sum of (1) the Liquidation Preference specified for such share of Preferred Stock, plus (2) any declared but unpaid dividends (if any) in such share of Preferred Stock and (y) the amount that would have been payable had the share of Preferred Stock been converted, pursuant to its terms, into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation, or Deemed Liquidation Event, as the case may be. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed with equal priority and ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) “Liquidation Preference” shall mean $0.02 per share for the Series A Preferred Stock, $0.0235 per share for the Series B Preferred Stock, $0.0308 per share for the Series C Preferred Stock, $0.03965 per share for the Series D Preferred Stock, $0.09328 per share for the Series D-1 Preferred Stock, $1.0271 per share for the Series E Preferred Stock, $4.525 per share for the Series F Preferred Stock, $6.34381 per share for the Series G Preferred Stock and $45.00 per share for the Series H Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(c) Remaining Assets. Upon the completion of the distributions required by Section (a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock as described in Article IV.C.4 of this Amended and Restated Certificate.

(d) Allocation of Escrow. In the event of a deemed liquidation, dissolution or winding up of the Corporation as described in clause (e) below, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement for such transaction shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with clauses (a), (b) and (c) above and (e) below as if the Initial Consideration were the only consideration payable in connection with such transaction and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with clauses (a), (b) and (c) above and (e) below after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(e) Certain Acquisitions.

(i) Deemed Liquidation. The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2, unless each of (x) the holders of a majority of the outstanding shares of Preferred Stock (voting as a separate class on an as converted to Common Stock basis), (y) the holders of a majority of the outstanding shares of Series F Preferred Stock (voting as a separate class on an as converted to Common Stock basis), (z) the holders of 71% of the outstanding shares of Series G Preferred Stock (voting as a separate class on an as converted to Common Stock basis) and (aa) the holders of a majority of the outstanding shares of Series H Preferred Stock (voting as a separate class on an as converted to Common Stock basis), elect otherwise by written notice given to the Corporation at least ten (10) days prior to the effective date of any such event (any such event, unless such an election is made, is referred to herein as a “Deemed Liquidation Event”):

(A) a merger or consolidation in which

(1) the Corporation is a constituent party; or

(2) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii) Effecting a Deemed Liquidation Event.

(A) The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(e)(i)(A)(1) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a), (2)(b) and (2)(c) above.

(B) In the event of the consummation of a Deemed Liquidation Event pursuant to Subsection 2(e)(i)(A)(2) or (2)(e)(i)(B) above, if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the consummation of the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Preferred Stock, and (ii) if the holders of a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred five (105) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation from such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors) (the “Net Proceeds”), to the extent legally available therefor, on the one hundred twentieth (120th) day after the consummation of such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Liquidation Preference applicable to such series. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock (based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Net Proceeds or lawfully available funds, as applicable, were sufficient to redeem all such shares), or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this subsection, the Corporation shall not expend or dissipate the consideration received from such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(iii) Valuation of Consideration. In the event of a Deemed Liquidation Event as described in Section 2(e)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a Securities Exchange, the value shall be based on a formula approved by the Board of Directors and derived from the average closing prices of the securities on such Securities Exchange for the ten (10) trading days prior to such valuation;

(2) If actively traded over-the-counter, the value shall be deemed based on a formula approved by the Board of Directors and derived from the average closing prices of the securities on such Securities Exchange for the ten (10) trading days prior to such valuation; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(e)(iii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iv) Notice of Transaction. The Corporation shall send to the holders of the Preferred Stock at least 10 days prior written notice of the date on which a record shall be taken for determining rights to vote in respect of such impending transaction. Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed. The notice provisions set forth in this Section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Preferred Stock, voting together as a single class.

(v) Effect of Noncompliance. In the event the requirements of this Section 2(e) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the notice referred to in Section 2(e)(iv) hereof.

3. Redemption. The Preferred Stock is not redeemable except as otherwise set forth herein.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing, in the case of (i) the Series A Preferred Stock, $0.02 by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; (ii) the Series B Preferred Stock, $0.0235 by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; (iii) the Series C Preferred Stock, $0.0308 by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; (iv) the Series D Preferred Stock, $0.03965 by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; (v) the Series D-1 Preferred Stock, $0.09328 by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; (vi) the Series E Preferred Stock, $1.0271 by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; (vii) the Series F Preferred Stock, $4.525 by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; (viii) the Series G Preferred Stock, $6.34381 by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion; and (ix) the Series H Preferred Stock, $45.00 by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial conversion price per share of Series A Preferred Stock shall be $0.02 (the “Series A Conversion Price”). The initial conversion price per share of Series B Preferred Stock shall be $0.0235 (the “Series B Conversion Price”). The initial conversion price per share of Series C Preferred Stock shall be $0.0308 (the “Series C Conversion Price”). The initial conversion price per share of Series D Preferred Stock shall be $0.03965 (the “Series D Conversion Price”). The initial conversion price per share of Series D-1 Preferred Stock shall be $0.09328 (the “Series D-1 Conversion Price”). The initial conversion price per share of Series E Preferred Stock shall be $1.0271 (the “Series E Conversion Price”). The initial conversion price per share of Series F Preferred Stock shall be $4.525 (the “Series F Conversion Price”). The initial conversion price per share of Series G Preferred Stock shall be $6.34381 (the “Series G Conversion Price”). The initial conversion price per share of Series H Preferred Stock shall be $45.00 (the “Series H Conversion Price”). Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series D-1 Conversion Price, Series E Conversion Price, Series F Conversion Price, Series G Conversion Price and Series H Conversion Price (collectively, the “Conversion Price”) shall be subject to adjustment as set forth in Section (4)(d).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Class A Common Stock at the Conversion Price immediately upon the earlier of (i) except as provided below in Section 4(c), either (A) the Corporation’s sale of its capital stock at a price of at least $1.0271 per share (subject to adjustment as set forth in Section 4(d)) in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) that results in aggregate cash proceeds to the Corporation of $50,000,000 (prior to payment of underwriting commissions and expenses) or (B) immediately prior to the filing and effectiveness of that certain “Public Company Charter,” as such term is defined in the resolutions of the Board of Directors and the stockholders of the Corporation that also approved this amended and restated certificate of incorporation which such Public Company Charter is currently intended to be filed in connection with the registration of the Corporation’s existing shares of capital stock on a Securities Exchange pursuant to an effective registration statement filed under the Securities Act. (each event specified in clause (A) and (B) hereof, a “Qualified Public Offering”) or (ii) the date (including a date or time determined by the happening of a future event) specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock; provided, however, that the Series D-1 Preferred Stock shall not be converted to Class A Common Stock pursuant to this Section 4(b)(ii) without first obtaining the written consent of the holders of a majority of the outstanding shares of Series D-1 Preferred Stock; provided, further, that the Series E Preferred Stock shall not be converted to Class A Common Stock pursuant to this Section 4(b)(ii) without first obtaining the written consent of the holders of a majority of the outstanding shares of Series E Preferred Stock; provided, further, that the Series F Preferred Stock shall not be converted to Class A Common Stock pursuant to this Section 4(b)(ii) without first obtaining the written consent of the holders of a majority of the outstanding shares of Series F Preferred Stock, provided, further, that the Series G Preferred Stock shall not be converted to Class A Common Stock pursuant to this Section 4(b)(ii) without first obtaining the written consent of the holders of 71% of the outstanding shares of Series G Preferred Stock and provided, further, that the Series H Preferred Stock shall not be converted to Class A Common Stock pursuant to this Section 4(b)(ii) without first obtaining the written consent of the holders of a majority of the outstanding shares of Series H Preferred Stock.

(c) Mechanics of Conversion. Before any holder of any Preferred Stock shall be entitled to convert the same into shares of Class A Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class A Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive Class A Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price. If the Corporation shall issue or be deemed to have issued, after the date hereof , any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section 4(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Class A Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock issued or deemed to have been issued. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E) by the Corporation after the date hereof) other than:

(1) Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2) Shares of Common Stock issuable or issued to employees, consultants, service providers, or directors of the Corporation directly or pursuant to a stock option plan, restricted stock plan or other agreement approved by the Board of Directors;

(3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions the purpose of which is not to raise capital, in each case approved by the members of the Board of Directors;

(4) Shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the date of this Amended and Restated Certificate;

(5) Capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors;

(6) Shares of Common Stock issued or issuable (i) upon conversion of the Preferred Stock, (ii) upon a conversion or exchange of Class A Common Stock for an equal number of shares of Class B Common Stock or (iii) upon a conversion or exchange of Class B Common Stock for an equal number of shares of Class A Common Stock;

(7) Shares of Common Stock issued or issuable in a Qualified Public Offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Class A Common Stock; and

(8) Capital stock issued or issuable to an entity as a component of any business relationship with such entity also involving a material marketing, distribution, product development, supply and/or technology licensing arrangement approved by the Board of Directors or an arrangement approved by the Board of Directors that is primarily a strategic and not a financial arrangement.

(C) No Fractional Adjustments. No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the date hereof) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)) if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the applicable Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2), shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section 4(d), except to the limited extent provided for in Section 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of a Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the applicable Conversion Price above such Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price shall be appropriately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price shall be appropriately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidence of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class A Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than in connection with a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Class A Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Class A Common Stock to be issued shall be rounded down to the nearest whole share. The Corporation shall pay the fair value of any fractional shares resulting from the conversion of any share or shares of the Preferred Stock in cash. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock that the holder is at the time converting into Class A Common Stock and the number of shares of Class A Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

(h) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment; provided, however, that the consent or vote of the holders of at least 71% of the outstanding shares of Series G Preferred Stock shall be required in order to waive any downward adjustment of the Conversion Price for such series.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Class A Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Class A Common Stock, with respect to any question upon which holders of Class A Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Protective Provisions.

(a) So long as at least 12,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 50% of the then outstanding shares of Preferred Stock, voting together as a class:

(i) authorize, designate or issue (through recapitalization or otherwise), or obligate itself to issue, any other equity security, including any security convertible into or exercisable for any equity security, having a preference over the Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock with respect to voting, dividends, conversion or upon liquidation;

(ii) liquidate, dissolve, wind up or effect a transaction described in Section 2(e)(i) above;

(iii) alter, repeal or change the rights, preferences, restrictions or privileges of the shares of Preferred Stock so as to affect adversely the shares of Preferred Stock; provided, however, that for purposes of clarity, the creation of a new series of preferred stock having rights on parity with or senior to any of the rights, preferences, restrictions or privileges of any shares of Preferred Stock shall not be deemed an action requiring consent pursuant to this Section 6(a)(iii);

(iv) approve an increase or decrease in the size of the Board of Directors;

(v) approve an increase in the number of authorized shares of Preferred Stock or Common Stock;

(vi) approve an amendment to the Certificate of Incorporation or Bylaws;

(vii) declare or pay any dividend with respect to the Preferred Stock or Common Stock of the Corporation;

(viii) repurchase any shares of Preferred Stock or Common Stock (other than the repurchase of Common Stock from employees, officers, directors or consultants of the Corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of repurchase or pursuant to a right of first refusal granted to the Corporation);

(ix) permit any subsidiary of the Corporation to do any of the foregoing; or

(x) amend this Section 6(a).

(b) So long as at least 5,000,000 shares of Series D-1 Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, alter, repeal or change the rights, preferences, restrictions or privileges of the shares of the Series D-1 Preferred Stock without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D-1 Preferred Stock, voting as a separate class.

(c) So long as at least 5,000,000 shares of Series E Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate class:

(i) alter, repeal or change the rights, preferences, restrictions or privileges of the shares of the Series E Preferred Stock in a manner different than alterations or changes to the rights, preferences or privileges of the other series of Preferred Stock;

(ii) approve an increase or decrease in the number of authorized shares of Series E Preferred Stock;

(iii) amend Section 1(a)(vi), Section 2(b), Section 4(b) or Section 4(h); or

(iv) amend this Section 6(c).

(d) So long as at least 5,000,000 shares of Series F Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock, voting as a separate class:

(i) alter, repeal or change the rights, preferences, restrictions or privileges of the shares of the Series F Preferred Stock in a manner different than alterations or changes to the rights, preferences or privileges of the other series of Preferred Stock;

(ii) approve an increase or decrease in the number of authorized shares of Series F Preferred Stock;

(iii) amend Section 1(a)(vii), Section 2(b), Section 4(b) or Section 4(h); or

(iv) amend this Section 6(d).

(e) So long as at least 5,000,000 shares of Series G Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 71% of the then outstanding shares of Series G Preferred Stock, voting as a separate class:

(i) alter, repeal or change the rights, preferences, restrictions or privileges of the shares of the Series G Preferred Stock in a manner different than alterations or changes to the rights, preferences or privileges of the other series of Preferred Stock;

(ii) approve an increase or decrease in the number of authorized shares of Series G Preferred Stock;

(iii) amend Section 1(a)(viii), Section 2(b), Section 4(b) or Section 4(h); or

(iv) amend this Section 6(e).

(f) So long as at least 2,222,222 shares of Series H Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series H Preferred Stock, voting as a separate class:

(i) alter, repeal or change the rights, preferences, restrictions or privileges of the shares of the Series H Preferred Stock in a manner different than alterations or changes to the rights, preferences or privileges of the other series of Preferred Stock;

(ii) approve an increase or decrease in the number of authorized shares of Series H Preferred Stock;

(iii) amend Section 1(a)(ix), Section 2(b), Section 4(b) or Section 4(h); or

(iv) amend this Section 6(f).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Amended and Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C) Rights of Common Stock.

1. Definitions. For purposes of this Amended and Restated Certificate, the following definitions apply;

(a) “Disability” means, with respect to David Baszucki, an event that results in Mr. Baszucki’s inability to perform the material duties of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death within nine months or can be expected to last for a continuous period of not less than nine months, as determined by a licensed physician jointly selected by a majority of the Corporation’s Independent Directors and Mr. Baszucki. If Mr. Baszucki is incapable of selecting a licensed physician, then Mr. Baszucki’s spouse shall make the selection on his behalf, or in the absence or incapacity of Mr. Baszucki’s spouse, Mr. Baszucki’s parents shall make the selection on his behalf, or in the absence of parents of Mr. Baszucki, a natural person then acting as the successor trustee of a revocable living trust which was created by Mr. Baszucki and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by Mr. Baszucki shall make the selection on his behalf, or in absence of any such successor trustee, the legal guardian or conservator of the estate of Mr. Baszucki shall make the selection on his behalf.

(b) “Exchange Date” means November 2, 2020.

(c) “Final Conversion Date” means:

(i) the date fixed by the Board of Directors that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the Exchange Date that the number of outstanding shares of Class B Common Stock is less than 17,186,191 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like);

(ii) the close of business on the date that is the fifteen (15) year anniversary of the first day of trading of shares of capital stock of the Corporation on any Securities Exchange pursuant to an effective registration statement under the Securities Act (or a registration statement under similar securities laws of any foreign jurisdiction, to the extent applicable);

(iii) the date (including a date or time determined by the happening of a future event) specified by written consent or agreement of the holders of at least 66 2/3% of the then outstanding shares of Class B Common Stock;

(iv) the date that is nine (9) months after the Founder’s voluntarily resignation from any and all positions he may hold as an officer or director of the Corporation; or

(v) the date that is nine (9) months after the death or Disability of the Founder.

(d) “Founder” means David Baszucki.

(e) “Independent Directors” means the members of the Board of Directors designated as independent directors in accordance with the Listing Standards.

(f) “Listing Standards” means (i) the requirements of any Securities Exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

(g) “Permitted Entity” means, with respect to any Qualified Stockholder, any trust, account, plan, corporation, partnership, limited liability company or charitable organization, foundation or similar entity specified in Section IV.C.1.(h)(ii) with respect to such Qualified Stockholder, so long as such Permitted Entity meets the requirements of the exception set forth in Section IV.C.1.(h) applicable to such Permitted Entity.

(h) “Permitted Transfer” means

(i) with respect to the Founder, from the Founder, any Transfer of a share of Class B Common Stock from the Founder’s Permitted Entities, or from the Founder’s Permitted Transferees, to the Founder’s estate as a result of the Founder’s death, to any Permitted Entity or Permitted Transferee; and

(ii) any Transfer of a share of Class B Common Stock by a Qualified Stockholder to any of the Permitted Entities listed below and from any of the Permitted Entities listed below to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities:

(A) a trust for the benefit of such Qualified Stockholder or persons other than the Qualified Stockholder so long as a Qualified Stockholder and/or a spouse of the Founder, if applicable, collectively have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that in the event a Qualified Stockholder and/or a spouse of the Founder, if applicable, no longer collectively have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(B) a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Internal Revenue Code or a reversionary interest so long as a Qualified Stockholder and/or a spouse of the Founder, if applicable, collectively have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that in the event a Qualified Stockholder and/or a spouse of the Founder, if applicable, no longer collectively have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(C) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each such share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(D) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in such corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each such share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(E) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each such share Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(F) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each such share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(G) any charitable organization, foundation or similar entity established by a Qualified Stockholder directly, or indirectly through one or more Permitted Entities, so long as a Qualified Stockholder and/or a spouse of the Founder, if applicable, collectively have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to such Qualified Stockholder; provided, further, that in the event a Qualified Stockholder and/or a spouse of the Founder, if applicable, collectively, no longer have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity, each share of Class B Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (A), (B) or (C) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (A), (B) or (C) above, as the case may be, are otherwise satisfied.

(i) “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.

(j) “Qualified Stockholder” means (a) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time in compliance with this Amended and Restated Certificate; and (b) a Permitted Transferee.

(k) “Securities Exchange” means the New York Stock Exchange, the Nasdaq Stock Market, or other nationally or internationally-recognized securities exchange as approved by the Board of Directors.

(l) “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise) after 11:59 p.m. Eastern Time on the Exchange Date, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder if, after 11:59 p.m. Eastern Time on the Exchange Date, there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect parent corporation of such entity, such that the holders of such voting power as of 11:59 p.m. Eastern Time on the Exchange Date no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(i) granting a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Amended and Restated Certificate;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than (if applicable) the mutual promise to vote shares in a designated manner;

(iii) pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(iv) granting a proxy by the Founder, the Founder’s Permitted Entities or the Founder’s Permitted Transferees to the Board of Directors to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by the Founder, the Founder’s Permitted Entities or the Founder’s Permitted Transferees, or over which the Founder has Voting Control pursuant to proxy or voting agreements then in place, effective either (i) on the death of the Founder or (ii) during any Disability of the Founder, including the exercise of such proxy by the Board of Directors;

(v) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(vi) the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” that is not a “Permitted Transfer”; and

(vii) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event), provided that such Liquidation Event was approved by the Board of Directors.

(m) “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.

2. Identical Rights. Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Corporation but excluding voting and other matters as described in Section IV.C.3 below), share ratably and be identical in all respects as to all matters, including:

(a) Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable series of Common Stock treated adversely, voting separately as a class.

(b) The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one series of Common Stock or rights to acquire one series of Common Stock to holders of all series of Common Stock, or, with the approval of holders of a majority of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock, each voting separately as a class, from providing for different treatment of the shares of Class A Common Stock and Class B Common Stock.

(c) If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, each voting separately as a class.

3. Voting Rights.

(a) Common Stock.

(i) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one (1) vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(ii) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to twenty (20) votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.

(b) General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together and not as separate series or classes.

(c) Authorized Shares. The number of authorized shares of Common Stock or any series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a series of Common Stock, such series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Section IV.C.8) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class.

4. Liquidation Rights. In the event of a Liquidation Event in connection with which the Board of Directors has determined to effect a distribution of assets of the Corporation to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be “distribution to stockholders” for the purpose of this Section IV.C.4; provided, further, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have twenty (20) times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

5. Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

(a) Each outstanding share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.

(b) With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(i) on the affirmative election, in writing or by electronic transmission, of such holder to convert such share of Class B Common Stock or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder);

(ii) on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer; or

(iii) with respect to Class B Common Stock over which the spouse of the Founder has Voting Control, upon the earlier of (i) the legal dissolution or termination of the marriage, or (ii) the effectiveness of a marital settlement agreement, in either case of clause (i) or (ii) if and only if the Founder’s spouse receives or retains sole and exclusive Voting Control of such shares of Class B Common Stock, and not if the spouse of the Founder has granted a proxy or otherwise entered into a voting trust, agreement or arrangement granting voting rights to the Founder.

6. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.

7. Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section IV.C.5, such conversion(s) shall be deemed to have been made at the time that the event described in Section IV.C.5(b), as applicable, occurred or immediately upon the Final Conversion Date, subject in all cases to any transition periods specifically provided for in this Amended and Restated Certificate. Upon any conversion of Class B Common Stock to Class A Common Stock in accordance with this Amended and Restated Certificate, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

8. Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.

9. No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

10. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

(D) Board of Directors. The Board of Directors shall consist of five (5) members, who shall be elected as follows:

1. Common Director. The holders of shares of Common Stock shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

2. Series A and B Director. The holders of shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

3. Series D Director. The holders of shares of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

4. Series D-1 Director. The holders of shares of Series D-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

5. Remaining Directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a single class.

6. Vacancies. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy. In the event that there is a vacancy on the Board of Directors and there are no other directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy, then the stockholders representing a majority of the class or series of stock represented by such vacancy, shall vote to fill such vacancy.

(E) Notices. Any notice required by the provisions of this Article IV to be given to the holders of shares of Preferred Stock or Common Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(F) Foreign Investors. Notwithstanding anything to the contrary set forth herein, no Foreign Investor (as defined in the Series G Preferred Stock Purchase Agreement, dated as of February 27, 2020 and the Series H Preferred Stock Purchase Agreement entered into on or around the date hereof by and between the Corporation and the Investors (as defined therein)) shall obtain any of the following rights (to the extent such holder did not have such rights prior to the date of this Amended and Restated Certificate): (i) access to any “material nonpublic technical information” (as defined in the Section 721 of the U.S. Defense Production Act of 1950, as amended, including any implementing regulations (the “DPA”)) in the possession of the Corporation; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the Corporation or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Corporation; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Corporation regarding (x) the use, development, acquisition or release of any “critical technology” (as defined in the DPA) or (y) the use development, acquisition, safekeeping or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Corporation; or (iv) “control” of the Corporation (as defined in the DPA).

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors shall be designated in the Bylaws of the Corporation.

ARTICLE VIII

Subject to Article IV.B.6 above, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

(A) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

(B) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment, repeal, nor elimination of this Article IX, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person (defined below) offer the Corporation an opportunity to participate in a Corporate Opportunity (defined below) and waives any claim that the Corporate Opportunity should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any member of the Board of Directors (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member or employee of a Fund (defined below). A “Corporate Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board of Directors) that may be an opportunity of interest for both the Corporation and the Fund. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.